As Filed With the Securities and Exchange Commission on September   , 2003

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                  ----------------------------------
                              FORM SB- 2

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            PHARMAVET INC.
                   (Name of Small Business Issuer)

         ----------------------------------------------------
          Delaware                   5047    57-1163836
         (State of Incorporation)   (SIC)   (Employer I.D. #)

                         461 Beach 124 Street
                       Belle Harbor, N.Y. 11694
                            (718) 318-0994

(Address and telephone number of principal executive offices and principal place of business)

                            Gerald Kaufman
                           15 Glenwood Road
                         Plainview, N.Y. 11803
                            (516) 433-7817

(Name, Address and telephone number of agent for service)
Approximate date of commencement or proposed sale to the public:
    As soon practicable after the effective date of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of
the earlier effective Registration Statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earliest effective Registration
Statement for the same offering.  [   ]

If this Form is a Post-Effective Amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration
Statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [   ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box:  [   ]

CALCULATION  OF REGISTRATION FEE

Title of each   Amount           Proposed     Proposed    Registration
class Of        to be            maximum      maximum     fee
securities to   registered       offering     aggregate
be Registered                    price        offering
                                 Per share    Price
-------------   --------------   ----------   ---------   ------------
Common Stock    403,000 shares   $ 0.02 (2)   $ 8,060-    $ 100.00 (3)
($.001 par
value Per
share) (1)

--------------------------------------------------------------------------
1. Shares of common stock of the Registrant being distributed to shareholders of Modern Technology Corp.

2. Based upon the book value of the stock solely for purposes of calculating the registration fee pursuant to Rule 457.

3.  The Registration Fee is the minimum amount.

--------------------------------------------------------------------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

















                        PRELIMINARY PROSPECTUS
                         Subject to Completion

                            PHARMAVET INC.

                              PROSPECTUS

                     403,000 Shares of Common Stock

The shares of Pharmavet being offered will be issued as a dividend distribution to the shareholders of Modern Technology Corp. of record as
of           2003 on the basis of one share of Pharmavet common stock for each 50 shares of Modern common stock.

Modern shareholders are not required to take any action to receive their shares of Pharmavet common stock. No consideration need be paid by holders of Modern shares for shares of Pharmavet. See, however, "Federal Income Tax Consequence of the Distribution".

This is our initial public offering and no public market exists for our shares. We cannot guarantee that any market will develop for our shares. We will apply for listing either on the over-the-counter Bulletin Board or to the over-the-counter Pink Sheets, a centralized quotation service.

The Pharmavet shares involve a high degree of risk. Pharmavet is a newly formed company and has not had any sales.

You should carefully consider the information appearing under the caption
"Risk Factors on page    .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 2003.

                            PHARMAVET INC.

                             PROSPECTUS

                          TABLE OF CONTENTS


Prospectus Summary . . . . . . . . . . . . . . . . . . .  2
Risk Factors . . . . . . . . . . . . . . . . . . . . . .  7
Forward Looking Statements . . . . . . . . . . . . . . .  13
Dividend Policy  . . . . . . . . . . . . . . . . . . . .  14
Capitalization . . . . . . . . . . . . . . . . . . . . .  14
Information Concerning Modern. . . . . . . . . . . . . .  14
Plan of Distribution . . . . . . . . . . . . . . . . . .  15
Federal Income Tax Consequences Of The Distribution. . .  17
Management's Discussion of Plan of Operation . . . . . .  18
Business . . . . . . . . . . . . . . . . . . . . . . . .  19
Management . . . . . . . . . . . . . . . . . . . . . . .  26
Certain Relationships and Related Transactions. . . . . . 27
Principal Shareholders  . . . . . . . . . . . . . . . . . 27
Description of Securities . . . . . . . . . . . . . . . . 29
Legal Matters . . . . . . . . . . . . . . . . . . . . . . 30
Experts . . . . . . . . . . . . . . . . . . . . . . . . . 30
Disclosure of Company Position on Indemnification for
   Securities Act Liabilities . . . . . . . . . . . . . . 30
Financial Statements  . . . . . . . . . . . . . . . . . . 31


Until          , 2004 (90 days after the commencement of the offering),
all dealers that effect transactions in these securities, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                       PROSPECTUS SUMMARY

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

THIS SUMMARY HIGHLIGHTS MATERIAL INFORMATION REGARDING OUR COMPANY AND THE
OFFERING CONTAINED IN THIS PROSPECTUS.   HOWEVER, THIS SUMMARY IS NOT
COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION.

Organization and Business of Pharmavet.

     Pharmavet was incorporated in the State of Delaware on April 15, 2003. We were assigned an agreement between Modern Technology Corp ("Modern"), our parent company and Centrovet Ltda ("Centrovet"), a Chilean manufacturer of veterinary pharmaceutical products which calls for us to act as a representative of Centrovet. The agreement covers a two year period beginning April 1, 2003 and can be renewed for an additional two years if no objection is raised by either party. We are granted non exclusive worldwide rights by Centrovet as part of this agreement.

     We intend to assist Centrovet in obtaining new customers primarily in parts of Africa, the Middle East, and Central America. We will not be soliciting any possible customers in the United States, Western Europe and certain countries where Centrovet presently has customers.

     Centrovet has a working relationship with six Chilean pharmaceutical companies (Laboratorio Maver Ltda, Laboratorio Medipharm S.A., Mintlab Co. S.A., Laboratorio Biosano Ltda, Laboratorios Saval SA and Laboratorio Sanderson SA who manufacture products for human use (generic drugs) which allows us to act as Centrovet's representative to solicit customers for purchase of their human use pharmaceutical products. Centrovet would acquire such pharmaceutical products directly from these six Chilean based manufacturers and after receipt of payment compensate us for introducing Centrovet to the customer. We will focus our marketing efforts on buyers of human use pharmaceuticals primarily in parts of Africa and Central America and will not solicit any customers in the U.S., Canada and Western Europe.

     We also intend to assist Centrovet in the following activities: seek out licensing partners for Centrovet, which will allow Centrovet to manufacture and market other veterinary companies' pharmaceutical products; to license some of Centrovet's veterinary products to other veterinary pharmaceutical product companies; seek out joint venture partners for new veterinary products to be developed by Centrovet who will provide either funding or marketing assistance and act as an advisor to locate possible companies for acquisitions by Centrovet in the pharmaceutical field.

     Since establishing the working relationship with Centrovet which covers their veterinary products and the pharmaceutical products for human purposes (primarily generic drugs) manufactured by the six Chilean companies, we have signed memorandum of understanding with eight other pharmaceutical companies, five veterinary, one human use product company, one human use and veterinary company and one pharmaceutical bulk ingredients manufacturer: Laboratorio Pino S.A. of Spain for the worldwide marketing of their farm and horse products, Von Franken S.A.I.C. of Argentina limited to the marketing in the Middle East and Africa of some veterinary products which they manufacture, Biovac Ltd. of Israel for the worldwide marketing of their vaccines for poultry, Nirlac Chemicals of India for the marketing in the countries of Togo, Benin, Jordan, the United Arab Emirates and Saudi Arabia of vaccines primarily for poultry and several other vaccines for dogs and cats and cattle and sheep, Wockhardt Ltd of India for the marketing in the Middle East and Africa for their veterinary and human use products and East African Pharmaceuticals Plc of Ethiopia for worldwide marketing of their veterinary products and also some human pharmaceuticals, Geno Pharmaceuticals Ltd of India for their human use pharmaceutical products to be marketed in countries of Africa and the Middle East where Geno Pharmaceuticals Ltd does not have an exclusive agent, and with Supriya Chemicals of India for their bulk ingredients and intermediates used by some pharmaceutical product manufacturers for their marketing in South and Central America and Africa. All of these memorandum of understandings grants us non-exclusive marketing rights and are limited in time as follows:

Laboratorios Pino S.A. starting May 19, 2003 until December 31, 2003 renewable for an additional year unless dissolved by either party:
Von Franken S.A.I.C. starting on May 20, 2003 for a two year period, renewable for two additional years unless objection by either party. Biovac Ltd. starting June 16, 2003 for a two year period, renewable for two additional years unless objection by either party.
Nirlac Chemicals starting June 5, 2003 for a one year period. If any orders are received within this period, the memorandum automatically continues for a second year and can be renewed for two additional years unless objection by either party.
Wockhardt Ltd. starting July 21, 2003 for two years and can be renewed for two additional years unless objection by either party.
East African Pharmaceuticals Plc starting August 27, 2003 for two years and can be renewed for two additional years unless objection by either party.
Geno Pharmaceuticals Ltd. starting on August 28, 2003 for two years and can be renewed for two additional years unless objection by either party. Supriya Chemicals starting on August 25, 2003 for two years and can be renewed for two additional years unless objection by either party.

     We do not intend to solicit customers for sale of any of these six veterinary companies' products in the U.S., Canada or Western Europe.

     To date, we have started marketing efforts on behalf of Centrovet, the six Chilean pharmaceutical companies with human use products, Laboratorios Pino S.A., Biovac Company, Nirlac Chemicals, Wockhardt Ltd, East African Pharmaceuticals Plc, Geno Pharmaceuticals Ltd and Supriya Chemicals. We have received proforma written orders from three customers in Togo and one in Benin for veterinary and human use pharmaceutical products (total of seven orders) where we or the manufacturers have already shipped samples and registration documents. One of these orders has also received regulatory approval in Togo, according to an email received from one of the customers. We have also received several other proforma orders but either no action has been taken by the customer to proceed with the registration process in the local country or we have not yet had samples and registration documents sent. In order to complete these orders the following actions are necessary before we can generate any commissions:

     We have to supply these customers with product samples and documents for the registration of these pharmaceutical products by the health authorities of their local country. In some cases, the registration documents are in Spanish and have to be translated into English by the customer placing the order. The customers have to advance the local registration fees to these local health agencies. Once registration is approved by the health authorities, the customers has to arrange payment to the manufacturer, either by a irrevocable letter of credit or by wiring funds directly to the manufacturer's bank. The registration fees advanced by the buyer are deducted from the proceeds of the order. The manufacturer has to complete production of the product and then ship the product.

     Our commission is determined between us and the manufacturer before a proforma invoice is prepared and issued by the manufacturer and we are to be paid thirty days after the manufacturer is paid and ships out the merchandise. No assurance can be given that any or all of these events per customer order will occur.

     To date, we have not arranged any licensing agreements for Centrovet, nor arranged for any acquisition candidates or joint venture partners for them. Arthur Seidenfeld, our company president and treasurer is our only significant employee. He devotes approximately 50% of his time to the business of Pharmavet and the remaining 50% of his time to the business of our parent company, Modern Technology Corp. Anne Seidenfeld, our company secretary and director devotes a very limited amount of her time to the company's business and both are non paid officers/directors. The Company has not entered into any employment agreement with either officer.

Relationship with Modern Technology Corp.

     Modern, our principal shareholder, created Pharmavet to commercialize the agreement it signed with Centrovet Ltda. Modern purchased 403,000 shares of Pharmavet for an investment of $7,830- and an oral agreement to advance up to $100,000- to cover expenses for operations and to cover the costs of registering those shares and distributing them to shareholders of Modern (estimated at $31,600-). Modern anticipates that funds it and its president will advance to cover expenses will be repaid from revenues generated by Pharmavet in the future. As of June 30, 2003, Modern has invested $7,830-. The Company's president, Arthur Seidenfeld, has personally advanced $1,847.78 to the company to cover administrative expenses. Modern's 403,000 shares are these shares to be issued as a dividend in this offering. Modern Technology Corp presently owns 97.5% of the outstanding shares of Pharmavet.

     Modern Technology Corp has been engaged in financial consulting activities since 1983. This is the fourth distribution of shares by Modern to its shareholders since 1983.

Two of these distributions were successfully completed and one distribution was not completed. Modern considers distribution of shares on a case by case basis. Management has not yet determined if these distributions of shares will become a regular business practice. There will be no affiliation between Pharmavet and Modern after the distribution of Modern's shares, other than Arthur Seidenfeld's ownership of shares in Modern and Pharmavet and his position as an officer and director of both companies. The effective per share paid by Modern is $0.02 (assuming an investment of $ 7,830-). As of the date of this registration statement, Modern has invested $7,830-. Based upon the investment of $7,830- paid to date, the effective per share paid by Modern to date is $0.02.

     Arthur Seidenfeld has a 47.9% ownership interest in Modern and Anne Seidenfeld, Pharmavet's secretary and director, has a 12% ownership interest in Modern. Arthur Seidenfeld will own 46.7% and Anne Seidenfeld will own 11.7% of Pharmavet's common stock after the dividend distribution.

Lack of Trading Market

     Prior to the date of this document, there has not been any established trading market for Pharmavet's common stock. Application will be made to list the shares of Pharmavet common stock on the OTCBB or to the over-the-counter pink sheets. Pharmavet cannot predict the likelihood of the application being accepted. If the application is accepted Pharmavet cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

Public Ownership of Pharmavet

     Pharmavet's management and board of directors decided that public ownership is consistent with, and would best support, Pharmavet's strategic business development plan. To this end, Modern, as principal shareholder of Pharmavet decided to distribute its shares in Pharmavet to its shareholders.

The Offering

     We are registering for distribution by Modern to its security holders 403,000 shares of our common stock. Distribution will be made on the basis of 1 share of Pharmavet for each 50 shares of Modern owned by shareholders
on           2003.

     Because of Modern's role in the distribution there is a possibility that it may be deemed to be a "statutory underwriter" within the meaning of Section 2(11) of the Securities Act. Modern has advised us that it will comply the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its shareholders. Further, Modern has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by Modern in the market if a market develops. However, Modern will not own any shares of our company after the distribution and has no plans for future sales or purchases.

     Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits bids or purchases to stabilize the price of a security in the distribution.

Tax Consequences of the Distribution.

     Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that Modern has current or accumulated earnings and profits. The fair market value of Pharmavet's shares will be established by trading that develops immediately subsequent to the Distribution. As of June 30, 2003, the taxable dividend value of each of the Pharmavet shares to be distributed to Modern shareholders was $0.02. This was arrived by taking Pharmavet's shareholders equity $8,406- at June 30, 2003 and dividing that amount by the number of outstanding Pharmavet shares on June 30, 2003; 413,000.

     The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor about their particular situation.

Location

     Our offices are located at 461 Beach 124 Street. Belle Harbor, N.Y. 11694 (Modern Technology's office). Our telephone number is 718 318-0994.


                             RISK FACTORS

     An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

Financial Position Is Weak

     We are a very early stage company, we have a limited history, with no operating revenues to date. We expect to incur losses and administrative expenses until sales of products we intend to market commence and revenues in the form of commissions are received in the future. We have never been profitable and we may never be profitable. We have incurred only expenses from inception through June 30, 2003 and no revenues. As of June 30, 2003, we had shareholders' equity of $8,406-.

     Through our marketing agreements with pharmaceutical companies for their veterinary and human use products, we have only recently introduced their products to potential customers. As a result of our very limited operating history, it is difficult to forecast our future operating results. We expect to substantially increase our sales and marketing, and general administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability in the future.

We need to manage our growth effectively or we may not succeed.

     We need to be a growing company. Our ability to manage our growth will depend in large part on our ability to generally improve and expand our operational and sales and marketing capabilities. Additionally, we may not adequately anticipate all the demands that growth may impose on our systems, procedures and structure. Any failure to inadequately anticipate and respond to these demands or manage our growth effectively would have a material adverse effect on our future prospects.

Our operations will not be successful if we cannot create an efficient distribution system.

     We will depend on others to distribute our client manufacturers' products. Local country regulatory approval is required in most of the countries where we intend to market. Such approval has to be obtained by the local distributor/buyer through collaborative arrangements which will assign to the local buyer/distributor exclusivity in the local country for a specific time period to market the registered pharmaceutical product. Any such collaborative arrangement with others may result in a lack of some element of control by us or the client manufacturer over any or all of the marketing and distribution of the client manufacturers' product.

We will continue to need capital, without which our business may fail.

     We have required capital to date and will require additional capital to fully implement our business plan. Through our relationship with Modern, we believe we have access to funding to be sufficient to fund our anticipated level of operations for the next twelve months. However, our business or operations may change in a manner that would consume available resources more rapidly than anticipated. We may need additional funds sooner than planned to meet operational needs and capital requirements for marketing current and additional products from existing or new client manufacturers. Additional funds may not be available when needed or on terms acceptable to us. We do not currently have arrangements with respect to other sources of additional financing. We may be unable to raise additional capital or generate the significant revenues necessary to sustain or expand our operations. The inability to obtain additional financing, when needed would have a material adverse affect on us, including possibly requiring us to curtail or cease our operations. To the extent that future financing involves the sale of our equity securities, existing stockholders, including investors in this offering, could be substantially diluted.

If we lose our key personnel or fail to attract and retain additional personnel, the success and growth of our business may suffer.

     Our management team has been in place for a relatively short period of time. We do not have written employment agreements with any of our key personnel. Our business strategy is completely dependent upon the knowledge and business contacts of Arthur Seidenfeld, its founder and president/treasurer. He also does not devote full time to the affairs of the Company. The Company does not yet maintain "key man" insurance on Mr. Seidenfeld. If Pharmavet were to lose the services of Mr. Seidenfeld, it is unlikely that it would be able to implement its business plan and would adversely affect the business of the Company.

Limited Management Resources

     Arthur Seidenfeld, Pharmavet's president does not have any experience in the foreign regulatory approval process for pharmaceutical products and only limited experience in negotiating, setting up or maintaining strategic relationships. No assurances can be given that we will be successful in engaging in any of these activities.

Limited Marketing Capabilities and Experience

     We currently have no marketing or sales staff and do not have the resources necessary to undertake extensive marketing activities. Achieving market acceptance for the veterinary and human use pharmaceutical products will require substantial marketing efforts and the expenditure of significant funds to inform potential customers of the perceived benefits of these pharmaceutical products.

     Pharmavet is presently reliant upon the marketing efforts of Arthur Seidenfeld, its president, who has no prior experience in the marketing of veterinary or human use pharmaceutical products. Pharmavet will have to locate, engage and retain qualified and experienced professionals who are familiar with marketing pharmaceutical products to implement its marketing plan. If it is unable to attract experienced industry professionals, it is unlikely that it will be able to generate a material amount of revenue. No assurances can be given that it will be able to locate, engage or retain qualified industry professionals.

Marketing Agreements are Short in Time

     All of the marketing agreements we have in place with veterinary and human use pharmaceutical manufacturers and for bulk ingredients are short lived. They range from one year in length to two years in length, with renewals of up to an additional two years subject to ours or the manufacturers' approval. Should these agreements not be renewed, it could have a material adverse effect upon future revenues and profitability.

Dependence on Sources of Supply

     Our sale of human pharmaceutical products is dependent upon Centrovet's relationship with six Chilean human use pharmaceutical product manufacturers and two Indian based manufacturers. One of our veterinary product manufacturers also offers sixteen human use pharmaceutical products. Centrovet does not have a written agreement with the Chilean human use pharmaceutical product companies to purchase their products and resell them to potential customers outside of Chile. Should these Chilean manufacturers decide to terminate their relationship with Centrovet, we would no longer be able to offer for sale some human use pharmaceutical products. We are also dependent upon Supriya Chemicals for the marketing of the pharmaceutical bulk ingredients. No assurance can be given that the relationship with Centrovet or with Supriya Chemicals may not be interrupted or even terminated in the future. Such termination or interruption would have a material adverse effect on our marketing activities and potential sources of revenues.

Intense competition and increasing consolidation in the pharmaceutical industry could create stronger competitors and harm our business.

     The pharmaceutical industry in which we hope to operate is intensely competitive and we are particularly subject to the risks of such competition. For example, the competition we encounter may have a negative impact upon the prices we may charge for the pharmaceutical products, the market share of the products we offer and our revenues and profitability. Depending upon how we respond to this competition, its effect may be materially adverse to us.

     In the human use pharmaceutical product field we will be competing with the original manufacturers of the brand name equivalents of the generic products we offer for sale who either have a their own sales staff operating in the countries where we will attempt to market or already existent sales representatives who are functioning in our market place; other drug manufacturers, including brand name companies that also manufacture generic drugs; and manufacturers of new drugs that may compete with the generic drugs and other proprietary products that we offer for sale who have local staff or sales representatives operating in the countries where we intend to market.

     For bulk ingredients and intermediates, we will be competing with the original manufacturers and also with their local agents, distributors and traders in these bulk items. In the veterinary product pharmaceutical field we will be competing against local manufacturers who offer competitive products to our suppliers and also the sales representatives of other veterinary product pharmaceutical companies who are presently based in the countries where we intend to market. These pharmaceutical manufacturers and their representatives have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a possibly a broader range of products to offer and a larger customer base, any of which factors could provide them with a significant competitive advantage. Our competitors may develop and market pharmaceutical products that are less expensive, more effective or safer, which may diminish or eliminate the commercial success of any of our client manufacturers' products.

If we fail to develop strategic relationships with industry partners and distributors, our efforts to market pharmaceutical products may be unsuccessful.

     Our business strategy requires that we establish and maintain good strategic alliances. Currently we are seeking additional strategic alliances, both with manufacturers of veterinary and human use pharmaceutical products and with local distributors. We have limited experience in establishing and maintaining strategic alliances. While we have established several manufacturing alliances for marketing human use and veterinary pharmaceutical products to date, we cannot give any assurances that we will be successful in establishing additional manufacturing and marketing alliances and that we will be able to maintain the current relationships in a manner that is beneficial to us.

If we fail to develop strategic relationship with industry partners, our efforts to license Centrovet's products may be unsuccessful.

     Our agreement with Centrovet calls for our seeking out other veterinary product manufacturers to obtain licensing agreements for Centrovet to manufacture their veterinary products and to license Centrovet's veterinary pharmaceutical products to license to other worldwide veterinary product manufacturers. We will need to establish strategic relationships with veterinary product manufacturers who are not presently marketing their products in South and Central America and who would benefit from Centrovet's being based in Chile.

     In addition, we need to establish relationships with veterinary product manufacturers who would be interested licensing some of Centrovet's products for manufacture and sale. Any licensing agreements between Centrovet and other veterinary product manufacturers would require approval of Centrovet's products by the local health authorities before any of Centrovet's products could be manufactured and sold.

     If we are not successful in establishing these strategic relationships, it will reduce Pharmavet's potential revenue base by limiting us to only commissions from the sale of pharmaceutical products through Centrovet.

Our future profitability depends upon our client manufacturers' ability to introduce new products on a timely basis.

     Our future growth and profitability depends, to a significant extent, upon our client manufacturers' ability to introduce, on a timely basis new products (including generics) for which we are either early to market or competitive with already existing items. Our ability to achieve any of these accomplishments is dependent upon, among other things, the timing of regulatory approval of these products received by our client manufacturers and the number and timing of regulatory approvals of competing products. Inasmuch as this timing is not within our control, we may not be able to introduce and offer new products on a timely basis, if at all.

Regulatory Approval of our Client Manufacturers' Products are Usually Required Before any sale can be completed.

     Almost all of the countries we intend to market our client manufacturers' products require review of the product before any sale to the buyer can be completed. The review process requires the payment of fees, submission of specific product documents and a number of samples for review by the relevant health authorities. The gathering of the needed samples and documents can be quite time consuming. Once samples and documents are submitted, the review process by the health authorities can also take a considerable period of time before any approval is granted. We cannot give any assurance that our client manufacturers products will be approved for sale in all of the countries we intend to market or in a reasonable period of time that allow us to complete a possible sale.

Our revenues are dependent upon factors beyond our control.

     Before we can generate any commission revenues a number of factors need to occur, all of which are outside of our control. These factors include: obtaining samples and documents from our client manufacturers, obtaining approval from the local country health authorities of the pharmaceutical products to be sold, payment of the order by customers in the local country and finally payment of commissions by our client manufacturers. All of these situations have to be positive before we are in the position to generate any commission revenues and we cannot give any assurance that all of the above factors will occur.

The pharmaceutical industry is subject to extensive product liability litigation.

     Our marketing of client manufacturers' pharmaceutical products may expose us to the risk of product liability claims. Even though our client manufacturer bills the buyer and also is directly paid by the buyer and we do not take possession or ship the merchandise sold, we may be exposed to the risk of product liability claims. We may not be able to avoid such claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. . We do not intend to solicit any customers in the U.S., Canada or Western Europe on behalf of our client manufacturers. While we plan on obtaining liability insurance, we may not be able to obtain adequate insurance coverage in the future at acceptable costs. There can be no assurance that successful liability claims asserted against us will not have a material adverse effect on our operating results or financial condition.

Lack of Trading Market

     There currently exists no public trading market for our common stock, and there can be no assurance that a public trading market will develop or be sustained in the future. Without an active public trading market, there can be no assurances that you will be able to liquidate your investment without considerable delay, if at all. If a market does develop the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

     In addition, it is likely that our common stock will be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks". Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor exercise caution in connection with an investment in "penny stocks", to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.


                      FORWARD LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward- looking statements on our current expectations and projections about future events. We identify forward looking statements with the words "plan", "expect", "anticipate", "will", "should", and similar expressions. These forward looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this prospectus might not occur. In light of the significant uncertainties inherent in the forward looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.


                           DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock since inception. We currently intend to retain all future earnings, if any, to fund the operation of our business and therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors, based upon such factors as the Company's historical and projected earnings, its working capital surplus and anticipated demands for capital expenditures.


                            CAPITALIZATION

     The following table sets forth the capitalization of Pharmavet as of June 30, 2003. This table should be read in conjunction with the accompanying Financial Statements and Notes.

     Stockholders Equity                                     $
                                                          -------
     Common Stock $.001 par value,
       30,000,000 Shares authorized,
       413,000 Shares issued and outstanding.                413-
     Paid-in capital                                      12,417
     (Deficit) Accumulated during the Development Stage   (4,424)
                                                          -------
       Total Capitalization                                8,406-
                                                          =======


                    INFORMATION CONCERNING MODERN

     Modern Technology, Inc. is a Nevada company that is publicly owned (but not traded). It is engaged in financial consulting activities. Modern has over 350 shareholders with 20,150,000 outstanding common shares. For the year ended June 30, 2002, Modern had total assets of $586,225- and shareholder's equity of $583,025-. For the year ended June 30, 2002 total revenues amounted to $125,531- with net income of $12,079-. For the year ended June 30, 2003, Modern had total assets of $415,524- with shareholder's equity of $385,476-. For the year ended June 30, 2003, Modern's revenues were $4,054- with a net loss of $197,549-.

     Modern has invested $7,830- in the Common Stock of Pharmavet and Modern has received 403,000 shares equal to 97.6% of the outstanding shares. Modern also agreed to advance up to $100,000- to defray expenses of registering the shares issued to Modern, to allow the distribution on a pro rata basis to Modern shareholders and to advance funds needed by Pharmavet to cover working capital needs for the next twelve months.

     This is the fourth distribution of shares by Modern to its shareholders since 1983; two distributions were successfully completed and one distribution was never completed. Management of Modern has not yet determined if these distribution of shares will become a regular business practice.


                         PLAN OF DISTRIBUTION

     Modern will distribute the 403,000 of the Pharmavet shares it owns to
its shareholders as a dividend as of a record date           2003 on the
basis of one Pharmavet share for each 50 Modern common shares.

     Modern shareholders will initially have their ownership of Pharmavet common stock registered only in book-entry form in which no certificates are issued. On the distribution date, each Modern shareholder of record as of the close of business on the record date will be mailed one share of Pharmavet common stock for each 50 shares of Modern Technology Corp they hold. Modern shareholders that hold their stock in street name will have their Pharmavet common stock credited to their brokerage accounts. The record date for the distribution is the close of business on 2003.

     Modern shareholders will not be required to pay any cash or other consideration to receive Pharmavet common stock in the distribution. No fractional shares will be issued. Arthur Seidenfeld, president of Modern will provide a limited number of his shares in Pharmavet to those Modern shareholders holding more than a half share in Pharmavet to round up to the nearest whole (a total of less than 500 shares is available for rounding).

     Shares of Pharmavet common stock distributed to Modern shareholders will be freely transferable, except for shares of Pharmavet common stock received by persons who may be deemed to be affiliates of Pharmavet under the Securities Act of 1933, as amended. Persons who are affiliates of Pharmavet following the Distribution will be permitted to sell their shares of Pharmavet common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as an exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act. Arthur Seidenfeld, president of Modern and Pharmavet may be deemed to be an affiliate of Pharmavet.

     Pharmavet was created to become a sales representative for veterinary and human use pharmaceutical product manufacturers. We believe that if our stock is traded in the public markets, it will be easier for us to raise capital to fund our operations. We therefore entered into the agreement with Modern to have our stock distributed as a dividend to Modern shareholders.

     The management of Modern considers the distribution of the 403,000 Pharmavet shares to its shareholders as a way to enhance shareholder value and as a means to maximize the long-term financial return to its shareholders. Modern believes that the distribution of Pharmavet shares and the resulting creation of a publicly-held corporation may increase the value of the Pharmavet shares and it may offer the stockholders of Modern greater liquidity than if all 403,000 shares purchased by Modern were retained by it. In addition, the Distribution will result in Pharmavet becoming a publicly-traded company. Assuming Pharmavet shares are publicly traded, its equity securities could be used in its compensation programs and to facilitate potential alliances.

     The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the Pharmavet common stock and the ability of Pharmavet management to successfully take advantage of growth, acquisition and alliance opportunities. Many of these factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors".

     Because of Modern's role in the Distribution, there is a possibility that it may be deemed to be a statutory "underwriter" within the meaning of Section 2(11) of the Securities Act. Modern has advised us that it will comply with the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its stockholders. Further, Modern has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Act of 1934. These rules may apply to sales by Modern in the market, following the creation of a public market, if such a market ever develops.

     With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.


            FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following discussion is a general summary of current Federal Income tax consequences of the Distribution as presently interpreted, and a shareholder's particular tax consequences may vary depending on his or her individual circumstances. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Distribution, including, without limitation, the applicability and effect of any state, local or foreign tax law and the possible effects of changes of applicable tax laws.

     The Internal Revenue Service will not give an advance ruling as to the valuation of the Pharmavet common stock to be distributed as a dividend by Modern to its shareholders. The IRS is not bound by any determination made by Modern as to the fair market value of the property distributed to the Modern shareholders.

     The distribution of Pharmavet common stock to Modern shareholders as a dividend is a taxable event. Section 301 of the Internal Revenue Code of 1986 provides that the taxable amount of the dividend shall be the fair market value of the property distributed.

     Section 316 of the Code provides generally that a corporate distribution will be treated as a dividend to the extent the distribution is paid out of earnings and profits accumulated since 1983, or out of earnings and profits for the year of the distribution. Management believes Modern has accumulated earnings and profits in the corporation as of June 30, 2003. The year of the distribution will be fiscal 2004 (year ended June 30, 2004). Thus, the distribution will be taxable as an ordinary dividend only to the extent there are accumulated earnings and profits.

     If Modern has no earnings and profits for the fiscal year 2004, then the distribution will be treated as a dividend of Modern to the extent of the fair market value of the property distributed, to the extent of accumulated earnings and profits. If the fair market value of the distribution is greater than the accumulated earnings and profits of Modern, the excess will be treated as a liquidating distribution. Generally a liquidating distribution is treated as a return of the shareholder's basis, reducing his or her tax basis in the investment. To the extent the distribution exceeds the tax basis of the investment, the excess will be treated as a gain from the sale of the investment. If Modern has earnings and profits for the fiscal year 2004, but not enough earnings and profits to cover the value of the property distributed, then the distribution will be taxed as an ordinary income dividend to the extent of the earnings and profits through fiscal year 2003 and any remainder will be treated as a liquidating dividend. If Modern has accumulated earnings and profits through the date of distribution that exceed the value of the distribution then the entire distribution will be considered a taxable dividend to the shareholders.

     Corporate holders of Modern shares (other than an S Corporation) may be entitled to the dividends-received deduction, which would generally allow such shareholders a deduction, subject to certain limitations, from their gross income of either 70% or 80% of the amount of the dividend depending on their ownership percentage in Modern. The holding period for the Modern shareholders for the Pharmavet common stock received in the Distribution will commence on the date of the Distribution.

     Computation of Fair Market Value. For income tax purposes, Fair Market Value is the price at which a willing buyer and a willing seller would agree to exchange property, neither being under a compulsion to buy or sell. Fair market value must be determined on the date (or as close to as possible) of the distribution. Since there is no trading market for Pharmavet shares, fair market value will be calculated at the appropriate time using other valuation techniques. We are going to use the net book value of Pharmavet on the date of distribution, since there is currently no trading market for Pharmavet's shares. As of June 30, 2003, the taxable dividend value of each of the Pharmavet shares to be distributed to Modern shareholders would be $0.02. This is arrived at by dividing Pharmavet's shareholders equity on June 30, 2003 ($8,406-) by the number of Pharmavet shares outstanding on June 30, 2003: 413,000.

     The recipients of the distribution are not paying for the shares received and are therefore not making a decision about investing in the shares. The tax consequences of the distribution do not change the fact that shareholders of Modern will receive the shares without any direct payment for them. The information about the amount of the taxable dividend per share will be delivered to each shareholder in the ordinary course of business after the computation of earnings and profits for Modern for its fiscal year 2003. Modern's fiscal year 2003 is the year ended June 30, 2003, the period for which the most recent financial data about Modern will be available.

   MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND PLAN OF OPERATION.

     We are in the development stage, not yet generating any revenues. We are presently marketing the pharmaceutical products of several veterinary and human use manufacturers. We are attempting to locate buyers in parts of Africa, who would serve as the exclusive agent for our pharmaceutical manufacturers once they place an order and also have the local governmental health authorities approve their products for listing in their host country. Over the next twelve months, we do not anticipate the purchase of any significant amount of plant or equipment and we do not anticipate any significant changes in the number of company employees.

     For the period from inception (April 15, 2003) to June 30, 2003, we incurred expenses of $4,424-, consisting of general and administrative expenses. These expenses resulted in a net loss of $4,424-.

     We received initial funding from Modern Technology Corp., ("Modern") our principal shareholder. As of June 30, 2003, Modern invested $7,830-. We believe we will need to raise an additional $50,000-$100,000 over the next 12 months. Besides Modern's agreement to advance working capital needs through June 30, 2004 up to $100,000-, there are no commitments for any additional financing.

     At June 30, 2003, we had shareholders' equity of $8,406-.


                               BUSINESS

     Our Company markets veterinary, human use pharmaceutical products and pharmaceutical bulk ingredients and intermediates. We started operations in April 2003 when our parent company, Modern assigned an agreement they signed with Centrovet, a Chilean manufacturer of veterinary pharmaceutical products. The agreement called for us to act as a representative of Centrovet to obtain new customers for them except in countries where they have an exclusive representative. We will focus our activities in parts of Africa, the Middle East and Central America. We will not be soliciting any possible customers in the United States, Canada, Western Europe and countries where Centrovet presently has customers.

     Centrovet has a working relationship with six Chilean pharmaceutical companies (Laboratorio Maver, Laboratorio Medipharm, Mintlab Co. S.A., Laboratorio Biosano, Laboratorios Saval and Laboratorio Sanderson) who manufacture and distribute generic drugs for humans. As part of Centrovet's working relationship with these six firms, we are acting as Centrovet's representative to obtain customers for the purchase of their human use products. Any interested buyers would place orders directly with Centrovet who would acquire such pharmaceutical products directly from these six Chilean product manufacturers. After Centrovet receives payment from the buyer, they would pay us a commission for our connecting the buyer with Centrovet. We intend to focus our activities in seeking out potential customers in parts of Africa and Central America and will not solicit any customers in the U.S., Canada and Western Europe.

     Since establishing our relationship with Centrovet and starting marketing efforts for their veterinary pharmaceutical products and the human use pharmaceutical products of the six Chilean companies working with Centrovet, we decided we wanted to expand the number of veterinary and human use products we would offer to potential customers. As a result of this decision, we have concluded and signed working agreements with five other veterinary pharmaceutical companies, one human use product firm, one human use/veterinary pharmaceutical products company and one manufacturer of bulk pharmaceutical ingredients and intermediates:

Laboratorio Pino of Spain, for the worldwide marketing of their farm and horse products; Von Franken S.A.I.C. of Argentina limited to the marketing in the Middle East and Africa of some veterinary products they manufacture; Biovac Ltd. of Israel for the worldwide marketing of their vaccines for poultry, Nirlac Chemicals of India for the marketing in the countries of Togo, Benin, Jordan and the United Arab Emirates and Saudi Arabia of vaccines, primarily for poultry and several other vaccines for dogs and cats, cattle and sheep and goats, Wockhardt Ltd. of India for the marketing of human use and veterinary products in the Middle East and Africa, East African Pharmaceuticals Plc of Ethiopia for the marketing of veterinary products and certain human pharmaceuticals worldwide, Geno Pharmaceuticals Ltd. of India for marketing of human use pharmaceuticals in countries of Africa and the Middle East where Geno Pharmaceuticals Ltd. does not have an exclusive agent and Supriya Chemicals for the marketing of bulk pharmaceutical ingredients and intermediates in South and Central America and Africa.

     All of these agreements grant us non exclusive marketing rights and are limited in time as follows:

Laboratorios Pino- for the period beginning on May 19, 2003 until December 31, 2003, renewable for an additional year unless terminated by either party;
Von Franken S.A.I.C.- for the period beginning on May 20, 2003 for a two year period, renewable for two additional years unless objection by either party. Biovac Ltd.- for the period beginning on June 16, 2003 for two years, renewable for two additional years unless objection by either party. Nirlac Chemicals- for the period beginning on June 5, 2003 for one year. If any orders are received within this period, the agreement automatically continues for a second year and can be renewed for two additional years unless objection by either party.
Wockhardt Ltd- for the period beginning on July 21, 2003 for two years, renewable for two additional years unless objection by either party.
East African Pharmaceuticals Plc for the period beginning August 27, 2003 for two years, renewable for two additional years unless objection by either party.
Geno Pharmaceuticals Ltd. for the period beginning August 28, 2003 for two years, renewable for two additional years unless objection by either party.
Supriya Chemicals for the period beginning August 25, 2003 for two years, renewable for two additional years unless objection by either party.

     All of these agreements do not set a fixed commission, which can vary per transaction and which have to be agreed upon by the manufacturer and us before accepting a customer order. Centrovet has agreed to pay us a commission after acceptance of an order from a customer we introduce and the customer's payment to Centrovet. The commission will be the greater of 2% of the gross proceeds received or 50% of the net proceeds received after deduction of all costs and expenses incurred by Centrovet after shipment of goods. The costs and expenses per sale will be agreed upon in advance by Centrovet and us.

     Our working agreement with Centrovet allows us to engage in additional activities, such as locating licensing partners for Centrovet, which would permit Centrovet to produce and sell other veterinary companies' pharmaceutical products; to license some of Centrovet's veterinary products to other veterinary pharmaceutical product companies; to seek out joint venture partners for new veterinary products to be developed by Centrovet where the joint venture partner would provide either funding or marketing assistance and for us to act as an advisor to locate possible companies for acquisitions by Centrovet in the pharmaceutical field. Centrovet sees such cooperative arrangements as a means of expanding its business.

     To date, we have not been active in soliciting joint venture or licensing partners for Centrovet and cannot give any assurance that we will be successful in concluding any agreement on behalf of Centrovet. Nor have we to date contacted any pharmaceutical companies as a possible merger or acquisition candidate for Centrovet. Concluding a possible acquisition would require Centrovet to locate adequate financing. We may have to assist Centrovet in finding the necessary capital for a possible acquisition. Arthur Seidenfeld, president of Pharmavet has experience in initiating and completing several mergers and acquisitions with U.S. and non U.S. companies.

Industry Overview

     The products we are marketing fall into the categories of human use and veterinary pharmaceutical products. In the human use area, we will categorize pharmaceutical products as marketed as either branded or generic drugs. Branded products are marketed under brand names and through programs designed to attract doctors and consumer loyalty. Branded drugs usually are covered by patents or other non-patent marketing exclusivities at the time of their market introduction, thereby resulting in periods of exclusivity. Following the expiration of these patents or marketing exclusivities, marketing of branded drugs often continues, particularly in cases where there is significant doctor or consumer loyalty.

     Generic pharmaceuticals (also known as "multi-source" or "off-patent" pharmaceuticals) are the chemical and therapeutic equivalents of branded drugs. Generic drugs generally may be sold following the expiration, invalidation or circumvention of any patents on the corresponding branded drug and the expiration of any other market exclusivity periods applicable to the branded drug. Generic pharmaceuticals have become an increasingly important segment of the pharmaceutical market, particularly when measured in terms of the increasing rate at which generic drugs have been substituted for branded drugs.

     The lower percentage of total dollar sales attributable to generic pharmaceuticals compared to the growth in the number of generic pharmaceutical prescriptions dispensed reflects the pricing dynamics for generic pharmaceuticals. As the number of commercially available generic competitors of a branded drug increases, their selling prices and gross margins decline substantially. Generic drugs are generally sold at a 20% to 80% discount from their branded counterparts. Intense price competition in the generic drug industry requires companies to introduce new generic drug products regularly in order to maintain and increase revenues. Growth of the generic drug industry has been driven primarily by the dollar volume of branded drugs that have lost patent protection and the rising rate at which generic drugs have been substituted for branded drugs.

     Industry sources estimate, that during the next four years, branded drugs with 1999 U.S. sales of more than $20 billion will lose patent protection. The rising rate of generic substitution has resulted in large part from increasing pressure within the health care industry to contain costs. Due to the lower cost of generic drugs compared to their branded counterparts, third party payers and others have adopted policies that encourage or mandate generic substitution. In addition, doctors, pharmacists and consumers are becoming increasingly comfortable with the quality and therapeutic equivalence of generic drugs.

     Participants in the generic drug market include independent generic drug manufacturers, generic drug subsidiaries of large branded pharmaceutical companies and joint ventures and collaborations between branded pharmaceutical and generic drug manufacturers.

     The veterinary pharmaceutical product industry can be distinguished by those products used in animal healthcare (such as cattle, sheep, swine and poultry) and for companion animals (pets) such as dogs and cats. In animal healthcare, antiparasitics, antibiotics and hormones are among the most commonly used pharmaceutical products. Used in less quantity are analgesics (pain killers), sedatives, anti-inflammatories, anti-allergy and chronic-care products. Veterinary pharmaceuticals are used both therapeutically, to treat specific illnesses, and to prevent disease occurrence or recurrence. The treatment needs of different types of animals vary considerably, thus dictating the type and range of animal health products directed for their use. Agricultural animals are generally managed on a herd basis. This situation potentially allows for the rapid spread of a disease, thus emphasizing the preventive role of veterinary drugs and vaccines. Preventive use of veterinary pharmaceuticals is widely practiced.

     Veterinary drugs are usually administered on an individual basis to cattle and sheep, whereas the typically larger number of swine or poultry managed in a single unit dictate that these animals are treated on a collective basis. The emphasis in treating cattle and sheep tends to be on the use of antiparasitics and antibiotics, whereas medicated feed additives adopt a more important role in the treatment of swine and poultry.

     Companion animal treatment (pets, such as dogs and cats) needs are generally related to individual disease or illness episodes. The market for companion animal health products is dominated by antiparasitics for the treatment of internal parasites, such as tapeworms, lungworms and heartworms , the treatment of external parasites, such as fleas, mites, ticks and lice and antibiotics to treat internal and external bacterial infections.

     Among the expanding number of pet owners is a growing awareness of pet health and wellness, including the benefits of preventive care and specialized services. As technology continues to move from the human health care sector into the practice of veterinary medicine, more sophisticated treatments and diagnostic tests are becoming available to treat companion animals.

     According to a soon-to-be-released study from Business Communications, the worldwide production of bulk pharmaceutical actives, the ingredients or substances in drugs that perform the desired therapeutic actions, totaled an estimated $49.8 billion in 2000. By 2005 this market is expected to reach $77.4 billion as it grows at an AAGR (average annual growth rate) of 9.2% during the 5-year forecast period.

Products

     We have begun marketing the veterinary pharmaceutical products of Centrovet Ltda, Laboratorios Pino S.A. , Biovac Ltd, Nirlac Chemicals, East African Pharmaceuticals PLC, the veterinary and human use products of Wockhardt Ltd, the human use generic pharmaceutical products of East African Pharmaceuticals PLC, Geno Pharmaceuticals and the following companies: Mintlabs Co. SA, Laboratorios Saval SA, Laboratorios Maver Ltda, Laboratorio Medifarm S.A., Laboratorio Biosano Ltda (injectables) and Laboratorios Sanderson SA (injectables) and the bulk pharmaceutical ingredients and intermediates of Supriya Chemicals.

     Specially the products of each of these companies can be categorized as follows:

Centrovet - antiinfectives, antiparasiticals, water soluble vitamins, feed additives, disinfectants, and vaccines (for poultry). Centrovet's products are used in cattle, sheep, swine, poultry and dogs and cats.

Laboratorios Pino - pharmaceuticals for horses and farm animals. For horses, the products are nutritional supplements, for hygenic purposes, a dermatology shampoo, for digestion and a repellant for insects. For farm animals, the products are primarily dietetic.

Biovac - Vaccines and antibacterial drugs for poultry.

Nirlac Chemicals - vaccines mainly for poultry and also for dogs, sheep and cattle.

Wockhardt Ltd - antiparasiticals, antiinfectives, and feed additives (veterinary) and generic drugs, nutraceuticals and IV fluids in the human use field.

East African Pharmaceuticals Plc - human use tablets and capsules and antiparasiticals, multivitamins and insecticides for veterinary use.

Supriya Chemicals - bulk pharmaceutical ingredients and intermediates for the segments of antiallergics, antibacterials, antiasthmatics, anticonvulsants, and vitamins.

Mintlabs - generic drugs for human use. Over 80 products represented, including prescription and over the counter items, ranging from antibiotics, antivirals and for the treatment of high blood pressure, pain, anxiety, depression and leukemia.

Saval - generic drugs for human use. Over 85 products represented, including prescription and over the counter items, ranging from antibiotics, analgesics, antidepressants, diuretics, anti-inflammatories, local anesthetics, multivitamins and for the treatment of ulcers, asthma.

Maver -generic drugs for human use. Over 25 products represented including prescription and over the counter items, ranging from items for the treatment of infections, pain, allergies, inflammation, lung disease, diarrhea and antibacterials, diuretics, sedatives and for hyperactivity.

Medifarm - generic drugs for human use. Over 40 products represented including prescription and over the counter items, ranging from items for the treatment of headaches, insomnia, allergies, pain and anti-inflammatory items, antidepressants and vitamins.

Geno Pharmaceuticals Ltd - generic drugs for human use. Over 40 products represented. Produced in the form of tablets, capsules, ointments, drops, syrups or injections. The products are primarily in the therapeutic groups of anti microbial, anti inflammatory, anti diarrhoeal analgesics, diuretics or vitamins.

Biosano - injectable generics for human use. Over 50 items represented, including prescription items for the treatment of asthma, infections, pain and also items for anaesthesia, hypertension, to relieve anxiety, to act as a sedative and anti inflammatories.

Sanderson - injectable generics for human use. Over 40 items represented, including prescription items ranging from anti-inflammatories, antihistamines, and for the treatment of pain and for menopause.

     We intend to seek out other manufacturers of veterinary and human use pharmaceutical products and bulk ingredients to sign agreements with them which will allow us to offer their products for sale to potential customers we solicit. While we expect such additional agreements will expand the product line we can offer to customers, such agreements may have products which compete directly with some we are already offering. Presently, some of the companies we represent have products which compete with each other. We cannot give any assurance that we will be successful in signing on additional manufacturers or that some of our present manufacturers will decide not to renew our agreement when they expire.

Regulatory Matters

     Approval of our manufacturers' product by a governmental health agency must be obtained prior to marketing the product in a given country. The registration process in a given country is usually directed to the testing, approval, safety, effectiveness, manufacturing, labeling and marketing of the products we are marketing. These regulatory requirements vary from country to country. The samples and registration documents have to be supplied by our client manufacturers. The approval process may be more or less rigorous from country to country and the time required for approval may be longer or shorter than that required in the United States. Approval in one country does not assure that such product will be approved in another country.

Competition

     We expect to face intense competition for the human use and veterinary pharmaceutical products we market. In the human use field, we will be competing against branded and generic drug manufacturers who may have a sales office or sales representative located in the countries we intend to market. We also expect to be competing against local manufacturers of generic pharmaceuticals. We also expect to be competing against pharmacies, distributors and traders who are operating in the local market. Some international generic drug manufacturers may be selling directly to customers in the local market who would also serve as competitors.

     In the veterinary pharmaceutical product field, we will face competition from local manufacturers, the local sales office of international veterinary pharmaceutical manufacturers or their local sales representatives or their local distributors. There will also be marketing agencies for veterinary pharmaceuticals and also traders who buy veterinary pharmaceuticals operating in the local country.

     In the bulk pharmaceutical ingredients and intermediate field, we will face competition from manufacturers or their local sales representatives or distributors. There will also be traders and marketing agencies for pharmaceutical ingredients who buy such products operating in the local country.

     In the human use and veterinary pharmaceutical fields and with bulk pharmaceutical ingredients, we expect to find the above listed competitors to have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a possibly broader range of products to offer and a larger customer base, any of which factors could provide them with a significant competitive advantage. Our competitors in local markets, may also develop and market pharmaceutical products that are cheaper, more effective and or safer, which may reduce or eliminate the commercial success of any of our manufacturers' products.

Markets

     The pharmaceutical products we are marketing are for human use and veterinary applications. We are seeking firms in a given country which will act as the exclusive agent for our client manufacturers and who presently are importing pharmaceutical products. As part of the product registration process in a given country, the local buyer has to advance registration fees per product along with supplying documents related to the product being registered and also samples of the product as part of the registration process.

     In the veterinary field, we expect our agent to contact veterinarians and pharmacies for the sale of prescription products. Non-prescription products to be sold to retailers, cooperatives or directly to integrators in the livestock segment; to pet shops and other specialized channels in the pet animal market and on the mass market.

     In the human use field, we expect to seek out agents to market generic drugs which require the issuance of prescriptions and for over the counter use. These products will be directed to drug wholesalers, generic drug distributors, pharmacies, hospitals and to doctors.

     For pharmaceutical ingredients and intermediates, we intend to contact pharmaceutical product manufacturers directly through internet and mail communications.

     Our sales and marketing approach combines directs with a web presence at our pharmavetinc.com web site. Our web site lists the manufacturers we represent with either a link to their web page or a listing of selective products we are offering for sale. We are contacting importers, traders and distributors of pharmaceutical products through direct mail letters and also direct email solicitations. We have focused our main efforts on potential customers in Africa and the Middle East. We intend to list our web site on Internet search engines.


                              MANAGEMENT

         The officers and directors of the Company are as follows:

NAME                AGE   POSITION
----                ---   --------
Arthur Seidenfeld   52    President, Treasurer and Director
Anne Seidenfeld     90    Secretary and Director


Arthur Seidenfeld

     Mr. Seidenfeld is President and a Director of Modern Technology Corp., a public financial consulting company which is the parent company of Pharmavet and will spin-off to its shareholders the Pharmavet shares it owns. He was secretary and a director of Scientio Inc., a company in the software development field from December 2000 (its inception) until May 29,2002 when he became President and Treasurer of Scientio, a position he served in until February 7, 2003, when Scientio merged with International

Integrated Inc. Mr. Seidenfeld was president of Davin Enterprises, Inc. a "blind pool" from 1987 to 1998 when it merged with Creative Masters, Inc. He was also president from 1988 until December 2002 of Daine Industries, Inc. a "blind pool" which merged with Westport Cruise Corporation. Daine previously owned Lite King Corp, which merged with National Cabling Service in 2000. National Cabling Service is no longer in business. He has a B.S. in Accounting from New York University School of Commerce (1972) and an M.B.A. in Finance from Pace University (1978).

Anne Seidenfeld

     Mrs. Seidenfeld, is Treasurer, Secretary and Director of Modern Technology Corp., a public financial consulting company which is the parent company of Pharmavet and will spin-off to its shareholders the Pharmavet shares it owns. She was the Treasurer, Secretary and Director of Daine Industries, Inc. from 1988 until December 2002 when Daine merged with Westport Cruise Corporation. She was also treasurer, secretary and director of Davin Enterprises Inc. from 1987 until December 1997 when Davin merged with Creative Masters Inc and was treasurer and director of Lite King Corp until March 2001 when Lite King Corp merged with National Cabling Services Inc. She received her diploma from Washington Irving High School, New York City, in 1931. Mrs. Seidenfeld is the mother of Arthur Seidenfeld.

Executive Compensation

     Neither of our officers receives any compensation. Arthur Seidenfeld, the President and treasurer of the company devotes 50% of his time to the business of Pharmavet and the other 50% of his time to the business of Pharmavet's parent company, Modern. Anne Seidenfeld, the secretary of the company devotes a very limited amount of her time to company business. We utilize Modern's offices for which we do not pay any rent.


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was formed on April 15, 2003 to commercialize the agreement Modern signed with Centrovet to represent Centrovet as a sales representative. Modern invested $7,830- and orally agreed to advance up to $100,000- to cover Pharmavet's working capital needs for the twelve months through June 30, 2004 and to cover the costs related to filing of this registration statement. As of June 30, 2003, Modern's president, who is also president of our company, has advanced $1,847.78 to the company to cover certain operational expenses. For the investment of $7,830-, Modern was issued 403,000 shares by our company. We also issued 10,000 shares to Gerald Kaufman, our attorney, for services related to the preparation of this registration statement and to the formation of our Company.


                        PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of our common stock by:

  - each person who beneficially own more than 5% of the Common Stock;
  - each of our executive officers named in the Management section;
  - each of our Directors; and
  - all executive officers and Directors as a group.

     The table shows the number of shares owned as of June 30, 2003 and the percentage of outstanding common stock owned as of June 30, 2003. Each person has sole voting and investment power with respect to the shares shown except as noted.

                             Number of Shares
                             Of Common Stock
Name and Address             Beneficially       Percentage of Outstanding
Of Beneficial Owner          Owned (1)          Shares Owned (2)
-------------------          ----------------   -------------------------
Modern Technology Corp (3)       403,000            97.6%
Arthur Seidenfeld (3)                -0-
Anne Seidenfeld (3)                  -0-

(1) Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us or otherwise report any changes in beneficial ownership. Except as indicated, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) The percentages shown are calculated based upon 413,000 shares of common stock outstanding on June 30, 2003. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of June 30, 2003 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. There are currently no options outstanding.

(3) Upon completion of this offering, Modern Technology will distribute to it shareholders all its shares of the Company and will no longer own any shares. Arthur Seidenfeld as a shareholder, owning 47.9% of Modern will receive 193,096 shares of Pharmavet (46.7%) and his mother as a 12% shareholder of Modern will receive 48,530 shares
      (11.7%).

                      DESCRIPTION OF SECURITIES

     We are authorized to issue 30,000,000 shares of Common Stock, par value $.001 per share. We do not have any authorized preferred shares.

     The Common Stock shall have voting rights on all matters requiring a vote of stockholders. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment. The holders of Common Stock shall have exclusively all other rights of stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors. The holders of Common Stock are entitled to receive dividends if declared by the Board of Directors out of funds legally available for them. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

Transfer Agent

     Our transfer agent is Jersey Transfer and Trust Co. Their telephone number is 973 239-2712.

Reports to Shareholders

     We intend to furnish annual reports to shareholders which will include audited financial statements reported on by our certified public accountants. In addition, we may issue unaudited quarterly or other interim reports to shareholders as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

Shares Eligible for Future Sales

     If a trading market develops, the market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the distribution. The 403,000 shares included in the distribution will be freely tradable. However the 193,096 shares held by Arthur Seidenfeld, our president/treasurer and director will be subject to Rule 144 of the Securities Act as discussed in the next paragraph. Shares can be sold subject to the volume limitations and other conditions of Rule 144.

     All of the other 10,000 outstanding shares of Common Stock may be sold in the public market only if registered or pursuant to Rule 144 of the Securities Act. The provisions of Rule 144 provide that these securities will be available for sale in the public market on July 1, 2004, which is one year from the date they were issued, subject to the volume limitations and other conditions of Rule 144.


                             LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Gerald A. Kaufman, of Plainview, New York.


                               EXPERTS

     Our financial statements as of June 30, 2003 have been included herein in reliance on the report of Greenberg & Company CPA's LLC, independent certified public accountants, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting.


         DISCLOSURE OF COMPANY POSITION ON INDEMNIFICATION FOR
                      SECURITIES ACT LIABILITIES

     Our certificate of incorporation and by-laws provide that we shall indemnify all of our directors and officers to the fullest extent permitted by Delaware law. Under such provisions, the director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pharmavet. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling Pharmavet pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            PHARMAVET INC.

                         FINANCIAL STATEMENTS

                   (A DEVELOPMENT STAGE ENTERPRISE)

                            JUNE 30, 2003

                              I N D E X





                                                           Page
                                                           ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS           1


BALANCE SHEET - ASSETS                                       2


BALANCE SHEET - LIABILITIES AND EQUITY                       2


STATEMENT OF SHAREHOLDERS' EQUITY                            3


STATEMENT OF OPERATIONS                                      4


STATEMENT OF CASH FLOWS                                      5


NOTES TO THE FINANCIAL STATEMENTS                          6 - 10










          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
          --------------------------------------------------


To the Shareholders and Board of Directors of PHARMAVET INC.

We have audited the accompanying balance sheets of PHARMAVET INC. (a development stage enterprise) as of June 30, 2003 and the related statement of operations, shareholders' equity and cash flows for the period April 15, 2003 (inception) to June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements' presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PHARMAVET INC. (a development stage enterprise) as of June 30, 2003, and the results of its operations and its cash flows for the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has incurred losses and negative cash flows from operations from the period April 15, 2003 (inception) to June 30, 2003 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                   GREENBERG & COMPANY LLC

Springfield, New Jersey
August 5, 2003
                                                              Page 1 of 10

                            PHARMAVET INC.
                   (A DEVELOPMENT STAGE ENTERPRISE)
                            BALANCE SHEET

                              A S S E T S
                                                        June 30,
                                                          2003
                                                        --------
CURRENT ASSETS

  Cash and Cash Equivalents                             $  5,254
                                                         -------
  TOTAL CURRENT ASSETS                                     5,254
                                                         -------
OTHER ASSETS

  Deferred Registration Costs                             25,000
                                                         -------
  TOTAL OTHER ASSETS                                      25,000
                                                         -------
TOTAL ASSETS                                            $ 30,254
                                                         =======

   L I A B I L I T I E S   A N D   S H A R E H O L D E R S'   E Q U I T Y

                                                        June 30,
                                                          2003
                                                        --------
CURRENT LIABILITIES

  Accounts Payable and Accrued Expenses                 $ 20,000
  Accounts Payable, Related Parties                        1,848
                                                         -------
  TOTAL CURRENT LIABILITIES                               21,848
                                                         -------
SHAREHOLDERS' EQUITY

  Common Stock - 30,000,000 Shares Authorized,
   413,000 Issued & Outstanding Shares at
   $.001 Par Value                                           413
  Additional Paid In Capital (Deficit)                    12,417
   Accumulated during the Development Stage              (4,424)
                                                         -------
  TOTAL SHAREHOLDERS' EQUITY                               8,406
                                                         -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $ 30,254
                                                         =======

See accompanying summary of accounting policies and notes to financial statements.

                                                              Page 2 of 10
                            PHARMAVET INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENT OF SHAREHOLDERS' EQUITY
        FOR THE PERIOD APRIL 15, 2003 (INCEPTION) TO JUNE 30, 2003


                                                  (Deficit)     Total
                                                  Accumulated   Share-
                        Common Stock              During the    Holders
                      Number    $.001   Paid-In   Development   Equity
                    of Shares   Value   Capital   Stage         (Deficit)
                    ---------   -----   -------   -----------   ---------
Initial investment
  in Common Stock
  at April 15,
  2003               403,000    $ 403   $ 7,427                 $ 7,830

Stock issued for
  service at
  April 15, 2003      10,000       10     4,990                   5,000

Net Income (Loss)
  for the period
  April 15,
  2003 (Inception)
  through June 30,
  2003                                                (4,424)    (4,424)
                    --------    -----   -------   ----------    -------

BALANCES AT
  JUNE 30, 2003      413,000    $ 413   $12,417   $   (4,424)   $ 8,406
                    ========    =====   =======   ==========    =======















See accompanying summary of accounting policies and notes to financial statements.

                                                              Page 3 of 10

                            PHARMAVET, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE)
                        STATEMENT OF OPERATIONS






                                                    Cumulative
                                                   Amounts from
                                                  April 15, 2003
                                                  (Inception) to
                                                   June 30, 2003
                                                  --------------

EXPENSES

General and Administrative Expenses                   $    4,424
                                                       ---------
                                                           4,424
                                                       ---------

INCOME (LOSS) BEFORE INCOME TAXES                         (4,424)

Income Tax Expense (Benefit)                                 -0-
                                                       ---------

NET INCOME (LOSS)                                     $  (4,424)
                                                       =========

Basic and Diluted Earnings (Loss) Per Share
                                                      $     (.01)
                                                       =========
Weighted Average Number of Shares of
 Common Stock Outstanding - Basic and
 Diluted                                                 413,000
                                                       =========









See accompanying summary of accounting policies and notes to financial statements.

                                                              Page 4 of 10

                            PHARMAVET INC.
                   (A DEVELOPMENT STAGE ENTERPRISE)
                        STATEMENT OF CASH FLOWS

                                                         Cumulative
                                                        Amounts from
                                                       April 15, 2003
                                                       (Inception) to
                                                        June 30, 2003
                                                       --------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income (Loss)                                        $ (4,424)
 Adjustments to Reconcile Net Income (Loss)
  to Net Cash
 Provided by (Used In) Operating Activities:
  Change in Assets and Liabilities:
  Increase (Decrease) in Accounts Payable
   and Accrued Expenses                                     20,000
  Increase (Decrease) in Accounts Payable, Related
   Parties                                                   1,848
                                                          --------
 Net Cash Provided by (Used In)
  Operating Activities                                     (17,424)
                                                          --------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from Common Stock Issuance                         7,830
 (Increase) in Deferred Registration Costs                 (20,000)
                                                          --------
  Net Cash Provided By (Used In)
   Financing Activities                                    (12,170)
                                                          --------
 Net Increase (Decrease) in Cash and
   Cash Equivalents                                          5,254
 Cash and Cash Equivalents at Beginning
  of Period                                                    -0-
                                                          --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  5,254
                                                          ========
Supplemental Disclosures of Cash Flow Information:
 Cash Paid During the Period For:
   Interest Expense                                       $    -0-
   Income Tax                                             $    -0-

Non Cash Investing and Financing Transactions:
  Stock Issued for Services                               $  5,000


See accompanying summary of accounting policies and notes to financial statements.

                                                              Page 5 of 10
                            PHARMAVET INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)
                 NOTES TO THE FINANCIAL STATEMENTS
             FOR THE PERIOD APRIL 15, 2003 (INCEPTION)
                           TO JUNE 30, 2003

NOTE 1:  ORGANIZATION AND NATURE OF OPERATIONS

         Pharmavet Inc. (the Company) was incorporated in the State of Delaware on April 15, 2003. The Company was assigned an agreement between Modern Technology Corp. ("Modern"), our parent Company and Centrovet Ltda ("Centrovet"), a Chilean manufacturer of veterinary pharmaceutical products which calls for the company to act as a representative of Centrovet. The agreement covers a two-year period beginning April 1, 2003 and can be renewed for an additional two years if no objection is raised by either party. The Company was granted non-exclusive worldwide rights by Centrovet as part of this agreement.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

         Cash equivalents consist of highly liquid, short-term investments with original maturities of 90 days or less.

         REVENUE RECOGNITION POLICY

         The Company recognizes sales, for both financial statement purposes and for tax purposes, when the products are shipped to customers.

         ESTIMATES IN FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

         Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

                            PHARMAVET INC.
                   (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO THE FINANCIAL STATEMENTS
               FOR THE PERIOD APRIL 15, 2003 (INCEPTION)
                           TO JUNE 30, 2003
                             (CONTINUED)

         IMPACT OF NEW ACCOUNTING STANDARDS

         On December 31, 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FAS 123". This statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provisions of FAS 148 are effective for fiscal years ending after December 15, 2002. The Company adopted SFAs 148 effective April 15, 2003.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46").
         The interpretation provides guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure, that functions to support the activities of the primary beneficiary. The interpretation is effective as of the beginning of the Company's third quarter of 2003 for variable interest entities created before February 1, 2003. The Company holds no interest in any variable interest entities. The Company adopted FIN46 effective April 15, 2003 and does not have an effect on the Company's financial statements.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirely, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 is not expected to have a material effect on the Company's results of operations, liquidity, or financial condition.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments previously were classified as equity or

                            PHARMAVET INC.
                   (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO THE FINANCIAL STATEMENTS
               FOR THE PERIOD APRIL 15, 2003 (INCEPTION)
                           TO JUNE 30, 2003
                             (CONTINUED)

         temporary equity and as such, SFAS 150 represents a significant change in practice in the accounting for a number of mandatory redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material effect on the Company's results of operations, liquidity, or financial condition.

NOTE 3:  DEFERRED REGISTRATION COSTS

         For the period April 15, 2003 (inception) through June 30, 2003, the Company has incurred deferred registration costs of $25,000 relating to expenses incurred in connection with the Form SB-2 filing. These costs will be charged to capital upon successful registration of the securities, otherwise they will be charged to operations.

NOTE 4:  STOCK BASED COMPENSATION

         On April 15, 2003, the Company agreed to pay $10,000 and 10,000 shares of Pharmavet Inc. for legal services provided for filing of Form SB-2. This service was valued at fair market value at approximately $15,000. This entire amount was charged to Deferred Registration Costs. This stock based compensation plan is accounted for in accordance with SFAs No. 123.

NOTE 5:  RELATED PARTY TRANSACTIONS

         The Company was formed on April 15, 2003 to commercialize the agreement Modern signed with Centrovet to represent Centrovet as a sales representative. Modern invested $7,830 and orally agreed to advance up to $100,000 to cover Pharmavet's working capital needs for the twelve months through June 30, 2004 and to cover the costs related to filing of the registration statement. As of June 30, 2003, Modern's president, who is also president of the Company, has advanced $1,848 to the Company to cover certain operational expenses. For the investment of $7,830, Modern was issued 403,000 shares by the Company.

                            PHARMAVET INC.
                 (A DEVELOPMENT STAGE ENTERPRISE)
                 NOTES TO THE FINANCIAL STATEMENTS
             FOR THE PERIOD APRIL 15, 2003 (INCEPTION)
                          TO JUNE 30, 2003
                            (CONTINUED)

NOTE 6:  INCOME TAXES

         Income taxes are accrued at the statutory U.S. and state income tax rates.

         Income tax expense is as follows:
                                             Cumulative
                                             Amount From
                                            April 15, 2003
                                            (inception) to
                                             June 30,2003
                                            --------------
         Current tax expense (benefit):
          Income tax at statutory rates       $      -0-
         Deferred tax expense (benefit):
          Operating Loss Carryforward             (2,025)
                                               ---------
                                                  (2,025)
         Valuation allowance                       2,025
                                               ---------

         Total Tax Expense (Benefit)          $      -0-
                                               =========


                                                As of
                                             June 30,2003
                                            --------------
         Deferred tax assets:
          NOL                                 $    2,025
         Valuation allowance                      (2,025)
                                               ---------

         Net deferred tax assets              $      -0-
                                               =========

         The Company has net operating loss (NOL) carryforwards for income tax purposes of approximately $4,500. This amount is allowed to be offset against future income until the year 2024 when the NOL's will expire.

         The loss has been fully reserved for in the valuation allowance account due to the startup of operations and the uncertainty of the company to achieve profitability in the future.

NOTE 7:  OPERATIONS AND LIQUIDITY

         The Company has incurred substantial losses since April 15, 2003 (inception). Until such time that the Company's products and services can be successfully marketed, the Company will continue to need to fulfill working capital requirements through the sale of stock and the issuance of debt.

                            PHARMAVET INC.
                  NOTES TO THE FINANCIAL STATEMENTS
              FOR THE PERIOD APRIL 15, 2003 (INCEPTION)
                          TO JUNE 30, 2003
                            (CONTINUED)

         The ability of the Company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the year ended June 30, 2003, there is doubt about the Company's ability to continue as a going concern.

         Management believes that it will be able to meet its projected expenditures for a period of at least twelve months from June 30, 2003 through borrowings from affiliates. Its principal plan of operations will be to merge or be acquired by a private entity. However any projections of future cash needs and cash flows are subject to substantial uncertainty. There can be no assurance that sufficient funds will be available in amounts or on terms acceptable to the Company.

                               PART II


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for broad indemnification of officers and directors. Our Bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of our directors, as well as any of our officers or employees to whom we have agreed to grant indemnification. The By-Laws provide as follows:

     "No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify."

     Because the By Laws of the Company provide for such indemnification, the foregoing provisions of Delaware law and the organization documents of the Company are broad enough to permit the Company to indemnify its officers and Directors from liabilities that may arise under the Securities Act.

     INSOFAR AS INDEMNIFICATION FOR LIABIITIES ARISING UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, MAY BE THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH
INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this Registration Statement

     Filing Fee-Securities and Exchange Commission   $    100-
     Fees and Expenses of Legal Counsel              $ 10,000-
     Accounting Fees and Expenses                    $ 10,000-
     Blue Sky Fees and Expenses                      $  1,000-
     Printing and Edgarizing Expenses                $  3,500-
     Miscellaneous Expenses                          $  7,000-
                                                     ---------
                                                     $ 31,600-
                                                     =========

RECENT SALES OF UNREGISTERED SECURITIES;
USE OF PROCEEDS FROM THE REGISTERED SECURITIES

     On April 15, 2003, the Company was incorporated under the laws of the State of Delaware. The date, title, and amount of unregistered securities sold/issued by the Company are as follows: As of June 30, 2003, the Company issued 413,000 shares to two persons as follows: 10,000 shares to Gerald Kaufman and 403,000 shares to Modern Technology Corp. The shares issued to Gerald Kaufman were for legal services related to the incorporation of the company and registration statement preparation. The shares sold to Modern Technology for cash of $7,830- amount to a cash price of approximately $0.02 per share. To the date of this Registration Statement $7,830- was paid. There was no underwriter involved and the shares were issued pursuant to Section 4(2) of the Securities Act.

EXHIBITS

(a)
     3.1   Articles of Incorporation
     3.2   By-Laws of the Company
     5.1   Opinion of Counsel
     10.1  Memorandum of Understanding with Centrovet Ltda.
     10.2  Memorandum of Understanding with Von Franken S.A.I.C.
     10.3  Memorandum of Understanding with Laboratorios Pino.
     10.4  Memorandum of Understanding with Biovac Ltd.
     10.5  Memorandum of Understanding with Nirlac Chemicals.
     10.6  Memorandum of Understanding with Wockhardt Ltd.
     10.7  Memorandum of Understanding with East African Pharmaceuticals
           Plc.
     10.8  Memorandum of Understanding with Geno Pharmaceuticals Ltd.
     10.9  Memorandum of Understanding with Supriya Chemicals.
     23.1  Consent of Counsel (included in Exhibit 5.1)
     23.2. Consent of Greenberg & Company LLC.

(b) The following financial statement schedules are included in this Registration Statement.

UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) To include any registration statement required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Registration Statement any facts or events arising after the effective date of the Registration
             Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statements or any material change to such information in the registration statement.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registration pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of registration statement filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Registration Statement filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Scientio, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of September, 2003.


                            PHARMAVET, INC.


                         By: S/Arthur Seidenfeld
                             President, Treasurer and Director


     In accordance with the requirements of the Securities Act of 1933, the Registration Statement was signed by the following persons in the capacities and on the dates stated:

                          S/Arthur Seidenfeld
                          -------------------
            Chief Executive  and Financial Officer and Director


                           S/Anne  Seidenfeld
                           ------------------
                         Secretary and Director


Dated: September 3, 2003